Financial Industries Corporation Announces Share Repurchase Program

AUSTIN, TX -- 10/25/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) today announced that its board of directors has authorized a new share repurchase program to acquire up to 500,000 of the company's common shares.

Repurchases will be made from time-to-time in the open market or in privately negotiated transactions based on prevailing market conditions and other factors. At Sept. 30, 2007, there were 10,299,207 common shares outstanding.

As first announced on June 9, 2006, the company is continuing to explore strategic alternatives to enhance shareholder value, including, but not limited to, the potential sale of the company or its insurance subsidiary. While no final determination has been made with respect to any strategic alternatives, this process could result in the approval and adoption of a strategic alternative that provides greater value to the company's shareholders than the price at which any repurchases may be made.

FIC, through its Investors Life subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone: 512-404-5128
E-mail: ir@ficgroup.com